Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

The Board of Directors

S2C Global Systems, Inc.

(A Development Stage Company)

We consent to the use in the Registration Statement of S2C Global Systems, Inc. on Form 10-SB (the “Registration Statement”) of our Auditors’ Report dated March 22, 2007 on the balance sheets of S2C Global Systems, Inc. as at December 31, 2006, and 2005, and the consolidated statements of operations, stockholders’ equity (deficiency), and cash flows for each of the years ended December 31, 2006 and 2005 and cumulative from inception on May 6, 2004 to December 31, 2006.

In addition, we consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ CHARTERED ACCOUNTANTS

Vancouver, British Columbia

Canada

December 10, 2007